Exhibit 99.1

Media Contact:	Roy Wiley, 630-753-2627
Investor Contact:	Heather Kos, 630-753-2406
Web site:	www.Navistar.com/newsroom

GEN. STANLEY A. MCCHRYSTAL APPOINTED TO NAVISTAR BOARD OF DIRECTORS

WARRENVILLE, Ill. (February 15, 2011) – Navistar International Corporation (NYSE: NAV) announced today that retired General Stanley A. McChrystal, one of the nation’s most accomplished military leaders, has been named to its board of directors, effective immediately.

The selection of Gen. McChrystal increases the number of Navistar board members to 11. He was appointed to be a member of the board’s finance committee.

Gen. McChrystal, 56, is a 34-year U.S. Army veteran of multiple wars. He commanded the U.S. and NATO’s security mission in Afghanistan, served as the director of the Joint Staff and was the Commander of Joint Special Operations Command, where he was responsible for the nation’s deployed military counter terrorism efforts.

Gen. McChrystal is a graduate of the United States Military Academy at West Point, the United States Naval Command and Staff College and was a military fellow at both the Council on Foreign Relations and the Kennedy School of Government at Harvard University.

Currently the General is a member of the board of directors of JetBlue Airways Corporation, a commercial airline. He is also teaching a seminar on leadership at the Jackson Institute for Global Affairs at Yale University and serves alongside his wife, Annie, on the board of directors for the Yellow Ribbon Fund, a non-profit organization committed to helping wounded veterans and their families.

“We are fortunate that Gen. McChrystal is joining the Navistar board of directors,” said Daniel C. Ustian, Navistar chairman, president and chief executive officer. “His years of military leadership and service will be of great value to Navistar as we further expand our global and military businesses.”

About Navistar

Navistar International Corporation (NYSE: NAV) is a holding company whose subsidiaries and affiliates produce International® brand commercial and military trucks, MaxxForce® brand diesel engines, IC Bus™ brand school and commercial buses, Monaco® RV brands of recreational vehicles, and Workhorse® brand chassis for motor homes and step vans. It also is a private-label designer and manufacturer of diesel engines for the pickup truck, van and SUV markets. The company also provides truck and diesel engine service parts. Another affiliate offers financing services. Additional information is available at www.Navistar.com/newsroom.